Exhibit 99

PRESS RELEASE-

Ormat Technologies Contact: Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Rob Fink/Brad Nelson KCSA Strategic Communications 212-896-1206 (Fink) /212-896-1249 (Nelson) rfink@kcsa.com / bnelson@kcsa.com

Ormat Sells Heber Solar PV Project for $ 35.25 million

RENO, Nev., March 26, 2014 - Ormat Technologies, Inc. (NYSE: ORA) today announced that its wholly owned subsidiary, Ormat Nevada, Inc., signed an agreement with RET Holdings, LLC to sell the Heber Solar project in Imperial County, California for $35.25 million. Ormat received the first payment of $15 million with the remainder expected to be paid in the second quarter of 2014, subject to fulfillment of certain milestones. As a result of the sale, Ormat will record a pre-tax gain of approximately $7.0 million.

The project, which started development in 2011, has a 20-year power purchase agreement (PPA) with the Imperial Irrigation District (IID) for 10 MW of solar photovoltaic (PV) energy.

“Our goals in the development of the Heber Solar project were to benefit from the synergies between our existing geothermal assets and solar development, to apply our development and experience as engineering, procurement and construction contractor in utility scale solar plants and to develop profitable projects. The development up to this point and the transaction that we have just concluded with RET Holdings allowed us to accomplish all three goals” said Dita Bronicki, chief executive officer of Ormat. “The Heber Solar project, Ormat's first PV project in the U.S., was developed in a cost-effective way. We plan to continue monitoring the solar market and pursue opportunities for developing PV plants in locations where we can offer competitively priced power generation.”

“RET is pleased to acquire this high-quality asset and looks forward to growing its business with new and existing asset partners” said John A. Bohn, Chief Executive Officer and Chairman of RET.

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 77 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 480 employees in the United States and about 640 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling over 1,750 MW of gross capacity. Ormat's current generating portfolio of 626 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.